January 4, 2001




Ms. Stephanie A. Streeter
1031 Kagawa Street
Pacific Palasades, CA  90272

Dear Stephanie,

The purpose of this letter is to set forth the terms of your employment by Banta. Effective January 29, 2001, you will become President and Chief Operating Officer, reporting directly to the Chairman and Chief Executive Officer.

Your base salary will be $475,000 per year, with a next annual merit review in January 2002. You will participate in Banta's Management Incentive Award Plan, and be eligible for a target bonus of 65% of your base salary, subject to Banta's financial results. You will also participate in Banta's Long Term Incentive Award Plan and be eligible for an annual target bonus of 25% of your base salary, payable over a three-year period.

Upon joining Banta, you will be granted a non-statutory option to purchase 65,000 shares of Banta common stock under Banta's 1995 Equity Incentive Plan. The exercise price for this option will be Banta's closing price on the business day before your first day of employment. You will be eligible to participate in future option grants to executives as determined by Banta's Compensation Committee.

To provide you security in the event of a "change of control", you will be offered a three-year Key Executive Employment and Severance Agreement (KEESA). It is understood that prior to any "change in control" as defined in the KEESA, either you or Banta may terminate your employment at any time. However, in the event that Banta should terminate your employment other than by reason of disability or for "cause" (as defined in the KEESA) prior to a change in control, you will be entitled to a severance payment equal to one year's salary and Banta will continue to provide health insurance for one year.


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Page Two
January 4, 2001





In addition to the above, you will be entitled to participate in Banta's Pension Plan, Supplemental Pension Plan (SERP), Incentive Savings Plan, and Deferred Compensation Plan, as well as the medical, dental, disability and life insurance programs of the Corporation. You will be entitled to a company car, club membership, and financial counseling, some portion of which will be taxable income to you under present tax laws.

Banta will pay or reimburse you for all of your moving expenses in moving to the Menasha area, and will pay you a one-time relocation allowance of $40,000, which will be grossed up, to cover other miscellaneous relocation costs. In addition, Banta is willing to purchase your home, or arrange for its purchase by a third party, at its appraised value in accordance with Banta's policy. Banta will also cover temporary living expenses in Menasha.

Steph, I am extremely excited and enthusiastic about the prospect of your joining Banta as President and Chief Operating Officer. This is a particularly exciting time in the history of our company, and I believe you and I will make a terrific team, and will have a lot of fun in capitalizing on the opportunities which lie ahead. As well, I am excited, as is our Board of Directors, about the prospect of the top leadership continuity which you will bring to Banta as we work together through a smooth leadership transition over the next couple of years.

I trust that the foregoing covers all of the terms which have been discussed. If these terms are agreeable to you, please so indicate by signing and dating the enclosed copy of this letter and returning it to me.

Best regards,

BANTA CORPORATION


/s/ Donald D. Belcher
----------------------------
Donald D. Belcher
Chairman of the Board, President
and Chief Executive Officer



The foregoing is agreed to this ___ day of January, 2001.


/s/ Stephanie A. Streeter
----------------------------
Stephanie A. Streeter